Exhibit 99.1

Contacts:
Investors
Brad Berning
ir@zillowgroup.com

Media
Chrissy Roebuck
press@zillow.com
Zillow Group Reports Second-Quarter 2024 Financial Results
SEATTLE — Aug. 7, 2024 — Zillow Group, Inc. (NASDAQ: Z and ZG), which is transforming the way people buy, sell, rent and finance homes, today announced its consolidated financial results for the three months ended June 30, 2024.
Complete financial results for the second quarter and outlook for the third quarter of 2024 can be found in our shareholder letter on the Investor Relations section of Zillow Group’s website at https://investors.zillowgroup.com/investors/financials/quarterly-results/default.aspx.
“Zillow outperformed the residential real estate industry for the eighth consecutive quarter, delivering better-than-expected revenue across the business,” said Zillow Group CEO Jeremy Wacksman. “We’re executing well, continually shipping exceptional products and services in Zillow’s housing super app as we build the digital future of real estate. With an increasingly diversified and growing business, we are on our way to deliver strong GAAP profitability over time and meet our 2024 expectations to deliver double-digit revenue growth and modestly expand our Adjusted EBITDA margin. We are well positioned to capture more of our total addressable market and help more people get home.”
Recent highlights include:
•Zillow Group’s second-quarter results exceeded the company’s outlook for revenue and Adjusted EBITDA.
•Q2 revenue was $572 million, up 13% year over year and above the midpoint of the company’s outlook range by $39 million.
◦Residential revenue was up 8% year over year in Q2 to $409 million, outperforming both the residential real estate industry total transaction value1 growth of 3% and the company’s outlook.
◦Rentals revenue of $117 million increased 29% year over year, primarily driven by multifamily revenue growing 44% year over year in Q2.
◦Mortgages revenue of $34 million increased 42% year over year, due primarily to a 125% year-over-year increase in purchase loan origination volume to $756 million in Q2. The increase was partially offset by a decrease in mortgage marketplace revenue.
•On a GAAP basis, net loss was $17 million, or 3% of total revenue, in Q2.
•Q2 Adjusted EBITDA was $134 million, or 23% of total revenue, $41 million above the midpoint of the company’s outlook range, driven primarily by higher-than-expected Residential revenue.
•Cash and investments at the end of Q2 were $2.6 billion, down from $2.9 billion at the end of Q1 2024.
•Traffic to Zillow Group’s mobile apps and sites in Q2 was 231 million average monthly unique users, flat year over year. Visits during Q2 were 2.5 billion, up 4% year over year.
•Today, we announced Jeremy Wacksman has been promoted to chief executive officer of Zillow Group and appointed to the company’s Board of Directors (the “Board”). Co-founder Rich Barton will remain on the Board and become its co-executive chairman, alongside co-founder, President of Zillow Group and current Executive Chairman Lloyd Frink.
1 National Association of REALTORS® existing homes sold during Q2 2024 multiplied by the average selling price per home for Q2 2024, compared with the same period in 2023.

Second Quarter 2024 Financial Highlights

The following table sets forth Zillow Group’s financial highlights for the periods presented (in millions, except percentages, unaudited):

	Three Months Ended June 30,		2023 to 2024 % Change	Six Months Ended June 30,		2023 to 2024 % Change
	2024	2023		2024	2023
Revenue:
Residential	$409	$380	8%	$802	$741	8%
Rentals	117	91	29%	214	165	30%
Mortgages	34	24	42%	65	50	30%
Other	12	11	9%	20	19	5%
Total revenue	$572	$506	13%	$1,101	$975	13%
Other Financial Data:
Gross profit	$442	$402		$848	$779
Net loss	$(17)	$(35)		$(40)	$(57)
Adjusted EBITDA (1)	$134	$111		$259	$215
Percentage of Revenue:
Gross profit	77%	79%		77%	80%
Net loss	(3)%	(7)%		(4)%	(6)%
Adjusted EBITDA (1)	23%	22%		24%	22%
(1) Adjusted EBITDA is a non-GAAP financial measure; it is not calculated or presented in accordance with U.S. generally accepted accounting principles, or GAAP. See below for more information regarding our presentation of Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net loss for each of the periods presented.

Conference Call and Webcast Information
The company will host a live webcast to discuss these results today at 2 p.m. Pacific Time (5 p.m. Eastern Time). Please register for the live event at https://zillow-q2-24-earnings-call.open-exchange.net/. A shareholder letter and link to both the live webcast and recorded replay of the call may be accessed in the Quarterly Results section of Zillow Group’s Investor Relations website.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding the future performance and operation of our business, and our business strategies and ability to translate such strategies into financial performance. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “predict,” “will,” “projections,” “continue,” “estimate,” “outlook,” “guidance,” “would,” “could,” “strive,” or similar expressions constitute forward-looking statements. Forward-looking statements are made based on assumptions as of August 7, 2024, and although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee these results. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control.

Factors that may contribute to such differences include, but are not limited to: the current and future health and stability of the economy and United States residential real estate industry, including changes in inflationary conditions, interest rates, housing availability and affordability, labor shortages and supply chain issues; our ability to manage advertising and product inventory and pricing and maintain relationships with our real estate partners; our ability to establish or maintain relationships with listing and data providers, which affects traffic to our mobile applications and websites; our ability to comply with current and future rules and requirements promulgated by the National Association of REALTORS®, multiple listing services, or other real estate industry groups or governing bodies; our ability to navigate industry changes, including as a result of past, pending or future class-action lawsuits, settlements or government investigations, which may include lawsuits, settlements or investigations in which we are not a named party, such as the National Association of REALTORS® settlement agreement entered into on March 15, 2024; our ability to continue to innovate and compete to attract customers and real estate partners; our ability to effectively invest resources to pursue new strategies, develop new products and services and expand existing products and services into new markets; our ability to operate and grow Zillow Home Loans, our mortgage origination business, including the ability to obtain or maintain sufficient financing to fund its origination of mortgages, meet customers’ financing needs with its product offerings, continue to grow the origination business and resell originated mortgages on the secondary market; the duration and impact of natural disasters, geopolitical events, and other catastrophic events (including public health crises) on our ability to operate, demand for our products or services, or general economic conditions; our ability to maintain adequate security measures or technology systems, or those of third parties on which we rely, to protect data integrity and the information and privacy of our customers and other third parties; the impact of past, pending or future litigation and other disputes or enforcement actions, which may include lawsuits or investigations to which we are not a party; our ability to attract, engage, and retain a highly skilled workforce; acquisitions, investments, strategic partnerships, capital-raising activities, or other corporate transactions or commitments by us or our competitors; our ability to continue relying on third-party services to support critical functions of our business; our ability to protect and continue using our intellectual property and prevent others from copying, infringing upon, or developing similar intellectual property, including as a result of generative artificial intelligence; our ability to comply with domestic and international laws, regulations, rules, contractual obligations, policies and other obligations, or to obtain or maintain required licenses to support our business and operations; our ability to pay our debt, settle conversions of our convertible senior notes, or repurchase our convertible senior notes upon a fundamental change; our ability to raise additional capital or refinance our indebtedness on acceptable terms, or at all; actual or anticipated fluctuations in quarterly and annual results of operations and financial position; actual or perceived inaccuracies in the assumptions, estimates and internal or third-party data that we use to calculate business, performance and operating metrics; and volatility of our Class A common stock and Class C capital stock prices.
The foregoing list of risks and uncertainties is illustrative but not exhaustive. For more information about potential factors that could affect Zillow Group’s business and financial results, please review the “Risk Factors” described in Zillow Group’s publicly available filings with the United States Securities and Exchange Commission. Except as may be required by law, Zillow Group does not intend and undertakes no duty to update this information to reflect future events or circumstances.
About Zillow Group, Inc.
Zillow Group, Inc. (NASDAQ: Z and ZG) is reimagining real estate to make home a reality for more and more people. As the most visited real estate website in the United States, Zillow and its affiliates help people find and get the home they want by connecting them with digital solutions, dedicated partners and agents, and easier buying, selling, financing and renting experiences.
Zillow Group’s affiliates, subsidiaries and brands include Zillow®, Zillow Premier Agent®, Zillow Rentals®, Zillow Home Loans℠, Trulia®, Out East®, StreetEasy®, HotPads®, ShowingTime+SM, Spruce® and Follow Up Boss®.
All marks herein are owned by MFTB Holdco, Inc., a Zillow affiliate. Zillow Home Loans, LLC is an Equal Housing Lender, NMLS #10287 (www.nmlsconsumeraccess.org). © 2024 MFTB Holdco, Inc., a Zillow affiliate.
Please visit https://investors.zillowgroup.com, www.zillowgroup.com/news, and www.x.com/zillowgroup, where Zillow Group discloses information about the company, its financial information and its business that may be deemed material.
The Zillow Group logo is available at https://zillowgroup.mediaroom.com/logos-photos.
(ZFIN)

Use of Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, this press release includes references to Adjusted EBITDA, a non-GAAP financial measure. We have provided a reconciliation below of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. We have not provided a quantitative reconciliation of forecasted GAAP net income (loss) to forecasted Adjusted EBITDA within this press release because we are unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include but are not limited to: income taxes that are directly impacted by unpredictable fluctuations in the market price of the company’s capital stock; depreciation and amortization from new acquisitions; impairments of assets; gains or losses on extinguishment of debt; and acquisition-related costs. These items, which could materially affect the computation of forward-looking GAAP net income (loss), are inherently uncertain and depend on various factors, many of which are outside of our control. We have not provided a reconciliation of forecasted Adjusted EBITDA margin to net income (loss) margin, the most directly comparable GAAP financial measure, for the same reasons.
Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.
Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect impairment and restructuring costs;
•Adjusted EBITDA does not reflect acquisition-related costs;
•Adjusted EBITDA does not reflect loss on extinguishment of debt;
•Adjusted EBITDA does not reflect interest expense or other income, net;
•Adjusted EBITDA does not reflect income taxes; and
•Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently from the way we do, limiting its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash-flow metrics, net loss and our other GAAP results.
Adjusted EBITDA
The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods presented (in millions, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Reconciliation of Adjusted EBITDA to Net Loss:
Net loss	$(17)	$(35)	$(40)	$(57)
Income taxes	2	1	4	1
Other income, net	(34)	(42)	(67)	(74)
Depreciation and amortization	59	45	115	85
Share-based compensation	113	130	221	233
Impairment and restructuring costs	—	2	6	8
Acquisition-related costs	—	1	—	1
Loss on extinguishment of debt	1	—	1	—
Interest expense	10	9	19	18
Adjusted EBITDA	$134	$111	$259	$215